EXHIBIT 10.4

                                LICENSE AGREEMENT

            This Agreement is effective as of the 1st day of April, 1998, by and between Horace T. Ardinger, Jr. an individual resident of Texas (hereinafter "Licensee"), Logic Laboratories, Inc., a Delaware corporation having a place of business at Leesburg, Virginia, (hereinafter "LLI") and Elgin E^2 Inc., a Delaware corporation having a place of business at 12 Executive Drive, Hudson, New Hampshire 03051 (hereinafter "Elgin").

            WHEREAS, LLI is the owner of certain patents and patent applications related to lamp technology, especially for use in fluorescent lightning; and

            WHEREAS, Elgin is the corporate parent of LLI and controls LLI; and

            WHEREAS, Licensee as a condition of his investment in Elgin has requested a license in LLI's proprietary fluorescent lamp technology as set forth hereafter, and Elgin and LLI are willing to grant such a license.

            NOW, THEREFORE, in consideration of the mutual promises made herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. DEFINITIONS

            1.1 "Patent(s)" shall mean the issued patents and pending patent applications relating to LLI's proprietary lamp technology, including without limitation those listed in the attached Exhibit A, any divisions, continuations, continuations-in-part or reissues thereof, and any foreign counterpart patents and patent applications to any of the foregoing United States patents or patent applications; and any U.S. or foreign patents covering "Improvements" as defined below to any of the foregoing.

            1.2 "Technical Data" shall mean any and all documents containing design and technical information, engineering or production data, drawings, plans, specifications, techniques, methods, processes, trade secrets, reports, models, market research data, and any and all other material and matter used by or in possession of LLI or Elgin and applicable to the design, manufacture, assembly, service and sale of Products as defined hereafter.

            1.3 "Know-how" shall mean the general and specific knowledge, experience and information known to LLI or Elgin, not in written or printed form, applicable to the design, manufacture, assembly, service and sale of Products.

            1.4 "Improvement" shall mean any modification of a product or method described in a Patent, or any new product or method developed or acquired by LLI or Elgin which relates to fluorescent lamp technology.

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            1.5 "Product" means any product which if manufactured, used or sold by an unlicensed entity would constitute an infringement of a valid claim of a Patent of the relevant jurisdiction.

            1.6 "Method" means any method or process which if practiced by an unlicensed entity would constitute an infringement of a valid claim of a Patent of the relevant jurisdiction.

            1.7 "Net Selling Price" shall mean the gross invoice or contract price charged by Licensee or a sublicensee for each Product, but excluding the following:

            (a)   all commercial, trade or cash discounts; and

            (b)   all adjustments or allowances actually granted by Licensee;
                  and

            (c) all charges made by Licensee for boxing or packaging and for transportation to destination; and

            (d)   all sales tax or direct governmental taxes;

            (e) parts or components purchased from Elgin or LLI, or their successors under this Agreement; and

            (f) all charges for design, installation or other services in connection with contracts to both provide and install Products, unless such services constitute a Licensed Method.

            1.8 "Territory" shall mean the states or countries listed in Exhibit B to this Agreement and any other exclusive territories which Licensee acquires exclusive rights in by exercise of its right of first refusal as provided in
Section 3 hereafter.

            1.9 "Exclusive Account(s)" shall mean the entities listed in Exhibit B and any other entities which Licensee acquires exclusive rights in by exercise of its right of first refusal as provided in Section 3 hereafter, and subsidiaries, parents, affiliates and successors of all such entities.

            1.10 "Confidential Information" shall mean information regarding the development of products or otherwise relating to the business of either party or of a related company, including without limitation Technical Data and Know-how. Confidential Information shall include all documents prepared by one party after receipt of Confidential Information from the other and which contain or otherwise reflect the Confidential Information. Information shall not be considered confidential nor subject to this Agreement if it can be demonstrated:


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            (a) to have been rightfully in the possession of the receiving party prior to the date of the disclosure of such information to receiving party by the disclosing party;

            (b) To have been in the public domain prior to the date of the disclosure of such information to the receiving party by the disclosing party;

            (c) To have become part of the public domain by publication or by any other means except an unauthorized act or omission by the receiving party; or

            (d) To have been supplied to the receiving party without restriction by a third party who is under no obligation to the disclosing party to maintain such information in confidence.

            1.11 "Change of Control" shall mean a merger, consolidation, or acquisition of a corporation, or other transactions which result in a new person or entity having power to control the corporation as power to control is defined in 13 C.F.R. 121.401 (c) and (e) as of the date of this Agreement.

            1.12 "Reserved States" shall mean those states identified as such in Exhibit B to this Agreement.

            2. GRANT

            2.1 LLI hereby grants to Licensee a world-wide, right and license under the Patents, Technical Data, Know-how and any other related intellectual property rights of LLI to make, use and sell Products and to practice Methods, with the right on the part of Licensee to grant sublicenses. Such right and license shall be non-exclusive except:

      (a) Licensee shall have the exclusive right to sell, lease or otherwise dispose of Products to customers located in the Territory, to install Products at sites located in the Territory, and to practice Methods in the Territory; and

      (b) Licensee shall have the exclusive, world-wide right to sell, lease or otherwise dispose of Products to Exclusive Accounts and to practice Methods on behalf of Exclusive Accounts.

Purchasers of Products shall acquire the right to practice any and all Methods unless Licensee expressly provides in writing that such purchaser is not so licensed. Elgin and LLI do not retain any right to market Products directly or indirectly to customers in the Territory, or to Exclusive Accounts.


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            2.2 LLI and Elgin shall furnish Licensee with all Technical Data and
Know-how owned by or in the possession of LLI or Elgin which is applicable to the Products.

            2.3 LLI and Elgin will immediately disclose any Improvement to Licensee.

            2.4 The acceptance of the foregoing licenses and/or any technical assistance provided by LLI or Elgin, or the payment of any royalty or other compensation by Licensee to LLI with respect to any Products manufactured and sold by Licensee shall in no way constitute an admission by Licensee that such product comes within the scope of the Patents or that the Patents are valid or enforceable against Licensee or its customers.

            2.5 The granting by Licensee of sublicenses under the Patents, Technical Data and Know-how shall be in the discretion of Licensee, and Licensee shall have the sole power to determine whether or not to grant sublicenses, the identity of the sublicensees, and the royalty rates, terms and conditions of such sublicenses, provided that LLI is paid a royalty as provided in Section 4 on Products manufactured and sold by sublicensees just as if such Products had been manufactured and sold by Licensee. Licensee shall further provide in the terms of any sublicense that sublicensee's rights are subject to any existing or future exclusive licenses granted by LLI, and that sublicensee may be required to cease marketing of Products in areas outside the Territory, or to specific customers, in accordance with such exclusive agreements.

            2.6 Licensee agrees to use reasonable efforts to market Products sold to Licensee by LLI in the Territory. Such obligation shall remain effective until the last of the Patents covering states in the Territory expires, but shall apply only if and to the extent that Products are made available to Licensee by LLI pursuant to Section 6 below. Licensee may exploit the licenses granted herein as determined in his sole discretion, and is under no express or implied obligation to commercialize Products or Methods in the event that Licensee's obligation to purchase Products from LLI lapses as provided in
Section 6.

            3. ADDITIONAL LICENSES; RIGHT OF FIRST REFUSAL

            3.1 LLI and Elgin agree that, for a period of two (2) years from the effective date of this Agreement, neither LLI nor Elgin shall grant or offer to grant to anyone other than Licensee an exclusive license under any of the Patents, or an exclusive right to distribute Products, in any Reserved States. If Licensee and/or its sublicensees make sales in a Reserved State during such two year period, such state shall cease to be a Reserved State and become part of the Territory.

            3.2 In the event that LLI intends to grant an exclusive license under any of the Patents, Technical Data or Know-how or an exclusive right to distribute its products for a geographic area outside of the Territory or for a customer other than an Exclusive Account, Licensee shall have a right of first refusal as to such exclusive license or exclusive right of


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

distribution. Upon receipt by Licensee of a copy of specific, detailed offer to enter into an exclusive license or exclusive right of distribution, which Licensee agrees to review in confidence, Licensee shall have fifteen (15) business days from the date it receives the terms of the offer to enter into an agreement adding the territory covered by the offer to the exclusive Territory of this Agreement, or adding the customer to Licensee's Exclusive Accounts, on substantially the same terms as the terms agreed to by the third party. LLI may if it wishes withhold the name of the offeror from the terms of the offer it provides to Licensee. If Licensee does not exercise his right of first refusal as provided in this paragraph, then the scope of the license granted in Section 2 of this Agreement shall be deemed modified to exclude from the non-exclusive license grant the territory or customer(s) to which exclusive rights have been granted by LLI.

            3.3 Any exclusive or non-exclusive license or distribution rights granted by LLI to a third party shall unambiguously state that the third party is prohibited from marketing products covered by a Patent in the Territory or to an Exclusive Account, and shall include in the terms of any such license or distribution agreement a provision for the termination of such agreement in the event that a violation of Licensee's exclusive rights under this Agreement occurs. LLI shall invoke such right of termination upon Licensee's request if such a violation has occurred and continues unabated for more than 30 days after LLI or Licensee informs the third party of the violation, and Licensee provides LLI with reasonable evidence that a violation has occurred and is ongoing, or LLI has ready access to such evidence. LLI shall also invoke such right of termination upon Licensee's request if the same third party commits three or more such violations, whether or not abated within 30 days of notice, and Licensee provides LLI with reasonable evidence that the violations have occurred, or LLI has ready access to such evidence.

            4. ROYALTIES, REPORTS AND PAYTMENTS

            4.1 Licensee agrees to pay a royalty at the rates provided for in paragraph 4.4 of this Section 4 on all Products manufactured by Licensee or a sublicensee and thereafter sold or otherwise disposed of for profit under the license herein granted by Licensee or a sublicensee. No royalty shall be payable on Products purchased by Licensee or a sublicensee from LLI or Elgin, other than Products purchased from LLI or Elgin designated for delivery or installation in the State of Texas, for which a royalty shall be payable. No royalty shall be payable for Products purchased from LLI or Elgin designated for delivery or installation in states of the Territory other than Texas.

            4.2 Licensee agrees to make written reports to LLI quarterly within thirty (30) days after the first days of each January, April, July and October, during the life of this Agreement and, as of such dates, stating in each such report the number and description of Products manufactured and thereafter, used, sold or otherwise disposed of under the license herein granted during the period for which the report is rendered. The first such report shall


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cover the quarterly period or portion of quarterly period beginning on the effective date of this Agreement; provided, however, that no report shall be due for any quarter if no Products are used, sold or otherwise disposed of during such period by Licensee or a sublicensee, unless LLI has requested such a report. LLI may not request such a report more often than semiannually.

            4.3 Licensee also agrees to make a written report to LLI within thirty (30) days after the date of any termination of this Agreement, stating in such report the number and description of Products manufactured and thereafter used, sold or otherwise disposed of and not previously reported to LLI.

            4.4 Simultaneously with the making of each report provided for in paragraphs 4.2 and 4.3 of this Section 4, Licensee agrees to pay to LLI for the quarterly period covered by such report, a percent royalty of the Net Selling Price of all royalty-bearing Products sold by Licensee or its sublicensee(s). The royalty rate shall be two and a half percent (2.5%) of the Net Selling Price of such Products.

            4.5 When the total cumulative royalties paid to LLI pursuant to this
Section 4 reach one million dollars ($1,000,000.00), the licenses granted hereunder shall be deemed paid-up, and Licensee and its sublicensees shall have no further obligation to pay the royalty specified in paragraph 4.4.

            5. RECORDS

            Licensee agrees to keep records of manufacture, use, sale or other disposition of Products by Licensee and any sublicensees with respect to which royalty payments hereunder are to be made in sufficient detail to enable the royalties payable hereunder by Licensee to be determined, and further agrees to permit its books and records to be examined from time to time to the extent necessary to verify the reports provided for in Section 4 hereof, such examination to be made at the expense of LLI by LLI or any auditor appointed by LLI reasonably acceptable to Licensee, such examination to occur on no less than ten (10) business days advance notice in writing during Licensee's regular business hours.

            6. SUPPLY

            6.1 For so long as a Patent covering a state in the Territory remains valid and unexpired, LLI agrees to make and sell to Licensee the Products listed in Exhibit C to this Agreement, and any Products of like kind offered by LLI which supercede such listed Products. Such Products shall be made available in amounts sufficient to meet one hundred percent (100%) of Licensee's requirements and at prices and terms that are the most favorable prices and terms for comparable products of similar nature sold by LLI. Licensee shall place orders for Products from time to time in accordance with its needs, and except as provided


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below, shall not purchase Products from other suppliers during the term of this
Agreement, but shall have no continuing obligation to purchase Products.

            6.2 If LLI is unable to produce and sell to Licensee Products at prices, quality and quantity reasonably acceptable to Licensee, Licensee shall give notice to LLI in writing of the basis for its non-acceptance, and LLI shall have a period of thirty (30) days in which to take corrective action or to seek arbitration, if the dispute is over what constitutes a reasonable price for Products and quality and quantity are not at issue. If at the end of such thirty day period the condition(s) which caused Licensee to give such notice have not been corrected and neither party has requested arbitration pursuant to Section 14 below, then Licensee may elect to obtain Products from another supplier or suppliers, or manufacture Products on his own account, or pursue the same options with products competitive with Products offered by LLI not covered by a Patent of the relevant jurisdiction.

            6.3 During the pendency of any arbitration proceeding concerning pricing of Products, LLI will continue to sell Products to Licensee at the price in effect prior to the request for arbitration, or if there is no price then in effect, at a price which represents the average of what LLI and Licensee each consider to be a reasonable price.

            6.4 Except as provided in Section 6.5, Licensee agrees to return to purchasing Products from LLI if LLI can provide reasonable proof that it is able once again to meet Licensee's current and reasonably foreseeable needs for Products at prices, quality and quantity reasonably acceptable to Licensee.

            6.5 Once Licensee has made a substantial investment in preparation for manufacture of Products himself or through a sublicensee pursuant to paragraph 6.2, should LLI again become able to meet such demand in the future, LLI may be reinstated as sole supplier of the Products under this Section 6 by purchasing at Licensee's original cost the manufacturing capability invested in by Licensee and complying with the conditions of paragraph 6.4. In the event that LLI purchases Licensee's manufacturing capability as provided herein, orders for Products placed by Licensee or his sublicensees at that facility shall have priority over and be filled prior to orders placed by others, such that existing supplies of Products made at that facility shall not be shipped to other customers while orders placed by Licensee or his sublicensees are pending.

            7. TERMINATION

            7.1 This Agreement shall remain in force perpetually until terminated. The obligation to pay royalties pursuant to Section 4 shall expire when the last of the Patents expires.


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            7.2 Licensee shall have the right at its option to terminate this
Agreement for material breach by LLI or Elgin upon thirty (30) days' written notice to LLI, unless within such 30 day period the breach shall have been cured by Elgin or LLI.

            7.3 Licensee's failure to use reasonable efforts to market Products in the Territory as set forth in Paragraph 2.3 shall not be grounds for termination of this Agreement by LLI or Elgin. LLI and Elgin's exclusive remedy in such event will be to declare any state in which LLI or Elgin can prove Licensee's failure to use reasonable efforts to market Products as provided in Paragraph 2.3 no longer part of the Territory. In no event shall either LLI or Elgin have the right to assert a failure by Licensee to use reasonable efforts to market Products in the Territory as set forth in Paragraph 2.3 sooner than two (2) years from the effective date of this Agreement.

            7.4 In the event of any termination of this Agreement, Licensee and its sublicensees shall continue to have a nonexclusive license to make, use and sell Products and practice Methods for a period of one year thereafter, for the sole and limited purpose of permitting Licensee and its sublicensees to complete any and all then existing contracts and disposal of any inventory of Products. Any such manufacture and sale or other disposition shall be subject to the payments provided for hereunder. No termination of this Agreement pursuant to the terms hereof shall relieve Licensee from its obligation to make any payments accrued, due or payable up to the date of such termination.

            8. INFRINGEMENTS

            8.1 LLI shall have first right to institute actions for infringement of the Patent(s). LLI shall exercise control over and bear the costs of any such actions, and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement, except that Licensee shall be entitled to the entire amount of any recovery by way of judgment or settlement attributable to infringement in the Territory or sales to Exclusive Accounts. If LLI proceeds under this paragraph, such payment to Licensee shall be without deduction of any kind for costs or attorneys fees.

            8.2 LLI shall have the option, if it declines to enforce a Patent as provided in paragraph 8.1, of offering to enforce a Patent jointly with Licensee. If Licensee agrees, LLI and Licensee shall exercise joint control over any such action, split the costs of any such action equally, and shall share equally in any recovery by way of judgment or settlement.

            8.3 If LLI declines to proceed under either of paragraphs 8.1 or 8.2, then Licensee may institute an action for infringement of the Patent. In such a case, Licensee shall exercise control over and bear the costs of any such action, and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement, whether or not attributable to infringements in the Territory or to Exclusive Accounts. LLI shall cooperate with Licensee in


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any such action, and agrees at Licensee's request and expense to join such an action as plaintiff or co-plaintiff.

            8.4 The parties will promptly inform each other of any actual or suspected infringement of any Patent that they become aware of.

            9. PROSECUTION AND MAINTENANCE OF PATENTS

            9.1 LLI shall control the prosecution of all applications for Patents, provided, however, that LLI must use reasonable efforts to obtain broad patent coverage that will increase the value of the license granted herein to Licensee. LLI agrees that it shall pay the expenses of filing, prosecution and maintenance of the Patents, and that it will not abandon (without refiling) or fail to maintain a Patent or application for a Patent without providing Licensee an opportunity to take ownership of such patent as provided hereafter.

            9.2 LLI agrees to keep pending a continuation or division claiming priority of Serial No. 08/656,687, filed May 31, 1996, for a DYNAMIC RANGE DIMMER FOR GAS DISCHARGE LAMPS, until such time as Licensee agrees in writing that such an application need no longer be maintained.

            9.3 LLI agrees to file, upon Licensee's request, an application for a broadening reissue of Smallwood U.S. Patent No. 5,654,609 prior to August 5, 1999.

            9.4 If Licensee so requests for one or more Patents, patent counsel for LLI shall consult with patent counsel for Licensee to discuss patent prosecution strategy before taking action on any application for a Patent. In no event shall LLI or patent counsel for LLI take any action which would tend to invalidate, render unenforcable, or disclaim any rights under any Patent (other than terminal disclaimers required by law) without the prior written consent of Licensee or patent counsel for Licensee.

            9.5 Except as provided below, with respect to Improvements developed or acquired by LLI, if LLI declines to file and prosecute an application to obtain a Patent on such an Improvement, then Licensee may elect to file or take over the prosecution of any such patent application. LLI shall assign such patent application to Licensee without further consideration, and Licensee shall bear all expenses thereafter incurred in connection with such prosecution. In the event one or more patents owned by Licensee issue on such Improvements, LLI shall have a non-exclusive license to practice inventions claimed in such patents, provided it pays to Licensee a royalty of two and a half percent (2.5%) of net sales of products covered by such patents. Notwithstanding the foregoing, in the event that LLI determines in good faith that the Improvement is a valuable trade secret, Licensee agrees not to file a patent application thereon if LLI can provide reasonable evidence that the Improvement can be used


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commercially in a manner that competitors cannot reverse engineer in less than three years, and that LLI has taken reasonable security measures to maintain the secrecy of the trade secret.

            9.6 LLI agrees that all applications for Patents shall be filed first in the United States prior to filing in other countries.

            9.7 If LLI determines that it wishes to abandon (without refiling) or no longer maintain an issued Patent or pending application for a Patent, it shall provide Licensee with a reasonable opportunity to take over the prosecution or maintenance of such patent or application. LLI shall assign such patent application to Licensee without further consideration, and Licensee shall bear all expenses thereafter incurred in connection with such prosecution and maintenance.

            9.8 No later than nine (9) months following the filing date of any United States application for a Patent, LLI shall give written notice to Licensee or patent counsel for Licensee of its intention to file for foreign patent protection based on the priority of such U.S. application. If LLI determines that it does not wish to file for patent protection in one or more countries in which Licensee desires protection, Licensee may file for such protection on its own behalf and expense, and LLI shall assign such foreign patent application(s) to Licensee without further consideration.

            10. TRANSFERS

            10.1 This Agreement and any license or rights hereunder shall be assignable or otherwise transferable by Licensee, and any transferee of Licensee, without the prior written consent of LLI.

            10.2 This Agreement and any license or rights hereunder shall be not assignable or otherwise transferable by LLI without the prior written consent of Licensee, which shall not be unreasonably withheld. Licensee's withholding of consent shall be deemed reasonable if it can demonstrate that the transfer of the Agreement will have a material adverse effect on Licensee's ongoing business under the license, or if it can demonstrate that the new owner will have difficulty meeting its performance obligations under this Agreement. For purposes of this section, this Agreement will be considered transferred if there is a Change of Control of LLI or of Elgin.

            10.3 LLI and Elgin agree that neither shall sell, pledge or otherwise encumber any of the Patents, Technical Data or Know-how without the prior written content of Licensee.

            10.4 The licenses granted herein shall continue in effect in the event that the ownership of the Patents changes, with or without breach of this Agreement, and shall be considered to run with the Patents.


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            11. REPRESENTATIONS AND WARRANTIES

            (a) LLI covenants, represents and warrants that it is the exclusive owner of all rights to the Patents, Know-how and Technical Data, except as noted in (c) below.

            (b) LLI and Elgin covenant, represent and warrant, to the best of their knowledge, the Products do not infringe upon any other patents heretofore issued in the United States or any foreign country, or the claims of any presently pending third party patent application LLI or Elgin is aware of.

            (c) LLI covenants, represents and warrants that there is no other person, firm, corporation or other entity having any title or interest in or license to the Invention, except as provided in the Security Agreements of Robert Smallwood and Constance Smallwood, which are of record in the U.S. Patent and Trademark Office.

            (d) LLI covenants, represents and warrants that there are no outstanding options, licenses or agreements of any kind relating to the Patents, or to the manufacture, use, sale or distribution of the Products or Improvements except as specifically stated in this Agreement.

            (e) LLI and Elgin covenant, represent and warrant that LLI has full power to grant the rights, licenses and privileges herein given.

            (f) LLI covenants, represents and warrants that it can perform as set forth in this Agreement without violating the terms of any agreement it has with any third party.

            12. INDEMNITY

            LLI and Elgin jointly and severally agree to indemnify Licensee against all losses or damages that Licensee may suffer, including Licensee's reasonable attorneys' fees, as a result of LLI's breach of any of the warranties or representations set forth in Section 11 of this Agreement, or as a result of any claim of patent infringement, copyright infringement, trade secret misappropriation, or other intellectual property claim resulting from Licensee's or its sublicensee's manufacture, use or sale of Products or practice of Methods. During the term of any action brought against it as a result of such a breach of warranty or representation or intellectual property claim, Licensee shall be entitled to withhold such royalties as may otherwise be due under this Agreement pending the outcome of the action, provided that when and if such claim is abated, Licensee shall promptly pay over to LLI any royalties so withheld not used to offset such damages or losses.


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            13. CONFIDENTIALITY

            Each party agrees to hold all Confidential Information of the other in confidence, and shall take all necessary care to maintain the confidentiality of such other's Confidential Information. Each party shall each restrict the number of employees having access to the Confidential Information to those directly connected with the Products or those who otherwise need to know the Confidential Information. Except as otherwise provided herein, neither party shall use any of the Confidential Information made available to it by the other for any purpose other than as contemplated by this Agreement without the prior written consent of the other. Information communicated to Elgin or LLI by Mr. Rick Arnold shall be considered information disclosed by Licensee for purposes of this Agreement unless and until Mr. Arnold advises the parties hereto otherwise.

            14. ARBITRATION

            In the event the parties cannot agree to what constitutes a reasonable price for Products as stated in Section 6 of this Agreement, the parties agree to submit the matter to binding arbitration in accordance with the Rules for Commercial Arbitration (the "Rules") of the American Arbitration Association ("AAA") in effect at the effective date of this Agreement and in accordance with the following Subsections of this Section. In the event of any inconsistency between the Rules and the arbitration provisions of this Section, the latter shall control.

            (a) The arbitration shall be conducted by a sole arbitrator, to be appointed by the parties within ten days from the filing of the Demand and Submission in accordance with Section 7 of the Rules. If the parties fail to agree upon a sole arbitrator within such ten-day period and fail to agree to an extension of such period, the arbitration shall be conducted by a sole arbitrator appointed by the AAA in accordance with Section 14 of the Rules. The arbitrator appointed shall be knowledgeable concerning the subject matter of the dispute. namely pricing evaluation for lighting products, or products of a similar nature.

            (b) The place of arbitration shall be Dallas, Texas, and the final decision or award of the arbitrator shall be issued at the place of arbitration. The arbitrator may, however, call and conduct hearings and meetings at such other places as (i) the parties hereto may agree or (ii) the arbitrator may, on the motion of a party, determine to be necessary to obtain significant testimony or evidence. The law applicable to the arbitration procedure shall be the Federal Arbitration Act, as supplemented by any law of the place of arbitration that is not inconsistent with the Federal Arbitration Act.

            (c) The arbitrator shall have the power to authorize discovery (including depositions, interrogatories, and document production) on a showing of particularized


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      need that the requested discovery (i) is likely to lead to material evidence needed to resolve the controversy and (ii) is not excessive in scope, timing, or cost.

            (d) The arbitrator shall not have the power to rule upon any issue or controversy other than price determination pursuant to Section 6.

            (e) The final decision of the arbitrator shall be made within 120 days after the appointment of the arbitrator pursuant to Subsection (a) of this Section.

            (f) The final decision of the arbitrator shall be final and binding on the parties. The affected party shall pay to the other party the difference between the interim price in effect since the controversy arose as provided in paragraph 6.3 and the reasonable price as determined by the arbitrator. A reasonable price as determined by the arbitrator under this section shall remain in effect until a material change in business conditions creates a need for re-pricing, but in any event not less than one (1) year, and the arbitrator may provide for a mechanism for future annual price adjustments to account for inflation or deflation.

            (g) Each of the parties shall bear an equal portion of the arbitrator's fees, and each shall bear all of its own expenses.

            15. MISCELLANEOUS

            15.1 This Agreement constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements. It shall not be modified or varied by any oral agreement or representation or otherwise than by an instrument in writing of subsequent date hereto duly executed by the parties. Failure of either party to insist upon strict performance of any of the covenants, terms or conditions of this Agreement shall not be deemed to be a waiver of any other breach of default in the performance of the same or any other covenant, term or condition contained therein.

            15.2 This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas.

            15.3 The waiver of any breach of this Agreement by either party hereto shall in no event constitute a waiver as to any future breach, whether similar or dissimilar in nature.

            15.4 Each of the parties hereto forthwith upon request from the other shall execute and deliver such documents and take such actions as may be reasonably requested in order to fully carry out the intent and purposes of this Agreement.

            15.5 It is hereby declared and acknowledged by the parties hereto that nothing herein shall constitute them partners or agents one for the other. Neither LLI nor Elgin shall have any authority to bind Licensor legally or equitably by contract, admission acknowledgement, undertaking or otherwise except as expressly provided herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement below.


                                         Elgin E^2 Inc.

                                         By: /s/ William Mosconi
                                             ----------------------------------
                                             William Mosconi
                                             __________________, President


                                         Logic Laboratories, Inc.

                                         By: /s/ William Mosconi
                                             ----------------------------------
                                             William Mosconi
                                             __________________, President


                                         /s/ Horace T. Ardinger, Jr.
                                         ---------------------------------------
                                             Horace T. Ardinger, Jr.

                                    EXHIBIT A

                                        U.S. PATENTS
                                        ------------
Title                                                                Patent No.        Issue Date
-----                                                                ----------        ----------
Gas discharge lamp and power distribution system therefor            5,485,057         January 16, 1996

Gas discharge lamp and power distribution system therefor            5,654,609         August 5, 1997

                                    PENDING U.S. PATENTS
                                    --------------------

Title                                                                Application No.   Filing Date
-----                                                                ---------------   -----------

Improved dynamic range dimmer for gas discharge lamps                08/656,687        May 31, 1996

Socket and ballast for a gas discharge lamp                          08/826,378

Light switch cover plate with audio recording and playback feature   08/885,027        June 30, 1997

                                 FOREIGN PATENT APPLICATIONS
                                 ---------------------------

Country                                                              Application No.   Filing Date
-------                                                              ---------------   -----------

PCT                                                                  94US9955          March 9, 1995

Australia                                                            9477947           March 22, 1995

Europe                                                               94928556          December 11, 1996

                                   EXHIBIT B

Territory:                 Texas

Exclusive Accounts:        Wal-Mart Stores, Inc.
                           The Boeing Company
                           Lockheed-Martin Corporation

Reserved States:           Florida, California

                                   EXHIBIT C

Specific Products to be Sold by LLI:

Drivers for fluorescent lights

Control units for controlling operation of multiple drivers